EXHIBIT 99.1

GSI Technology Updates Financial Outlook for Third Quarter Fiscal Year 2019

Third Quarter Net Revenues, Gross Margin to Exceed Prior Range

SUNNYVALE, Calif., Jan. 15, 2019 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (Nasdaq: GSIT), a leading provider of memory solutions for the networking, telecommunications, and military markets, and developer of the Associative Processing Unit (APU), a highly parallel in-place computing solution, reported that it will meet with investors today at the Needham Growth Conference at the Lotte New York Palace Hotel in New York City. In conjunction with this event, the Company is announcing its preliminary financial results for the third quarter fiscal year 2019 and providing an update on the APU.

“Our preliminary third quarter results are stronger than anticipated due to design wins for our high-end SRAM line, and increased sales to our largest networking and telecommunications customer,” stated Lee-Lean Shu, GSI Technology Chairman and Chief Executive Officer. “We’re focusing our R&D investment on the development of the APU, our in-place associative processing solution for Artificial Intelligence applications. Currently, we are testing packaged units of the first silicon wafers. Our hardware and software teams are working on demo boards with the APU for testing by our select alpha customers, which we anticipate shipping in the first half of calendar 2019.”

The GSI Technology presentation at the Needham Growth Conference is scheduled to begin at 9:20 a.m. Eastern time and will be webcast live. The Company’s group presentation will be available for the public to access at http://wsw.com/webcast/needham89/gsit/. The webcast will be archived and available for at least 30 days.

Preliminary Financial Results for the Third Quarter Fiscal Year 2019:

Today the Company is announcing that, on the basis of preliminary financial results, it expects to report net revenues in the range of $14.6 million to $14.8 million, with gross margin of approximately 66% to 68% for its third fiscal quarter ended December 31, 2018, compared to guidance of net revenues in a range of $12.8 million to $13.8 million, with gross margin of approximately 62% to 64%, that the Company provided in its October 25, 2018 earnings press release.  The Company cautioned that these results are preliminary and subject to change.

The Company expects to announce financial results for its third quarter fiscal 2019 ended December 31, 2018 after the market close on Thursday, January 31, 2019. Management will also conduct a conference call to review the Company's third quarter financial results and its current outlook for the fourth quarter at 1:30 p.m. Pacific (4:30 p.m. Eastern) on that same day.

To participate in the call, please dial 1-800-239-9838 in the U.S. or 1-856-344-9316 for international approximately10 minutes prior to the above start time and provide Conference ID 6654710. The call will also be streamed live via the internet at www.gsitechnology.com. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

ABOUT GSI TECHNOLOGY

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments, and the APU designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe, and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly closing process, which could result in adjustments to the preliminary third quarter fiscal 2019 net revenues and gross margin contained in this release.  Examples of risks that could affect our current expectations regarding third quarter revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Contacts:
Investor Relations:
Hayden IR
Kim Rogers
385-831-7337

Company:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802